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                                                                    EXHIBIT 23.4



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of MGM MIRAGE on Form S-4 of our report dated April 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Mandalay Resort Group's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133," and No. 142, "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form 10-K of Mandalay Resort Group for the year ended January 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Las Vegas, Nevada
July 20, 2004